Exhibit 11


                   THE MIDDLETON DOLL COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                             For the Three Months      For the Six Months
                                               Ended June 30,              Ended June 30,
                                               --------------              --------------
                                             2002          2001          2002          2001
                                          ----------    ----------    ----------    ----------

Net income available to
   common shareholders                    $  914,450    $  240,015    $1,315,516    $  866,869
                                          ----------    ----------    ----------    ----------

Determination of shares:
   Weighted average common shares
   outstanding (basic)                     3,727,589     3,727,589     3,727,589     3,727,589
   Assumed conversion of stock options          --            --            --            --
                                          ----------    ----------    ----------    ----------

   Weighted average common shares
   outstanding (diluted)                   3,727,589     3,727,589     3,727,589     3,727,589
                                          ==========    ==========    ==========    ==========

Basic earnings per share                  $     0.25    $     0.06    $     0.35    $     0.23
                                          ==========    ==========    ==========    ==========
Diluted earnings per share                $     0.25    $     0.06    $     0.35    $     0.23
                                          ==========    ==========    ==========    ==========
